Exhibit 99.1

Microsoft’s Annual Revenue Reaches $60 Billion

Fastest annual revenue growth since 1999 fuels 32% increase in earnings per share

REDMOND, Wash. — July 17, 2008 — Microsoft Corp. today announced revenue of $15.84 billion for the fiscal fourth quarter ended June 30, 2008, an 18% increase over the same period of the prior year. Operating income and diluted earnings per share for the quarter were $5.68 billion and $0.46, representing growth of 42% and 48%, respectively, over the same period of the prior year.

For the fiscal year ended June 30, 2008, Microsoft announced revenue of $60.42 billion, an 18% increase over the prior year. Operating income and diluted earnings per share for the year were $22.49 billion and $1.87, representing yearly growth of 21% and 32%, respectively.

The growth rates for operating income and diluted earnings per share were impacted by a $1.1 billion charge in the fourth quarter of fiscal year 2007 related to the expansion of the company’s Xbox 360 warranty coverage.

“Delivering $60 billion in annual revenue is an outstanding accomplishment and a testament to the powerful combination of great technology solutions and strong execution by our partners and global sales and marketing teams,” said Kevin Turner, chief operating officer at Microsoft. “The outlook for fiscal year 2009 is positive given the breadth of our impressive technology portfolio and the expanding collection of online services we are bringing to market.”

This fiscal year marked the launch of Microsoft’s flagship server products: Windows Server 2008, SQL Server 2008 and Visual Studio 2008. Revenue growth was primarily driven by continued customer demand for all products, including Windows Vista, which has sold over 180 million licenses since launch, the 2007 Microsoft Office system, server software, and Xbox 360 consoles and games.

“We had a strong finish in the fourth quarter, which capped off an impressive year for the company. We grew revenue 18% for the year with earnings per share significantly outpacing that,” said Chris Liddell, chief financial officer at Microsoft. “Looking forward, despite difficult economic conditions, we will build upon the momentum exiting fiscal year 2008 and expect to deliver another year of double-digit revenue and earnings growth in fiscal year 2009.”

Business Outlook

Microsoft management offers the following guidance for the quarter ending September 30, 2008:

•	Revenue is expected to be in the range of $14.7 billion to $14.9 billion.

•	Operating income is expected to be in the range of $5.9 billion to $6.0 billion.

•	Diluted earnings per share are expected to be $0.47 or $0.48.

Management offers the following guidance for the full fiscal year ending June 30, 2009:

•	Revenue is expected to be in the range of $67.3 billion to $68.1 billion.

•	Operating income is expected to be in the range of $26.3 billion to $26.9 billion.

•	Diluted earnings per share are expected to be in the range of $2.12 to $2.18.

Webcast Details

Microsoft will hold an audio webcast at 2:30 p.m. PDT (5:30 p.m. EDT) today with Chris Liddell, senior vice president and chief financial officer, Frank Brod, corporate vice president and chief accounting officer, and Colleen Healy, general manager of Investor Relations, to discuss details of the company’s performance for the quarter and certain forward-looking information. The session may be accessed at http://www.microsoft.com/msft. The webcast will be available for replay through the close of business on July 17, 2009.

About Microsoft

Founded in 1975, Microsoft (Nasdaq “MSFT”) is the worldwide leader in software, services and solutions that help people and businesses realize their full potential.

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Forward-Looking Statements

Statements in this release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors such as:

•	challenges to Microsoft’s business model;
•	intense competition in all of Microsoft’s markets;
•	Microsoft’s continued ability to protect its intellectual property rights;
•	claims that Microsoft has infringed the intellectual property rights of others;
•	the possibility of unauthorized disclosure of significant portions of Microsoft’s source code;
•	actual or perceived security vulnerabilities in Microsoft products that could reduce revenue or lead to liability;
•	government litigation and regulation affecting how Microsoft designs and markets its products;
•	Microsoft’s ability to attract and retain talented employees;
•	delays in product development and related product release schedules;
•	significant business investments that may not produce offsetting increases in revenue;
•	changes in general economic conditions that affect demand for computer hardware or software;
•	adverse results in legal disputes;
•	unanticipated tax liabilities;
•	Microsoft’s consumer hardware or other vertically-integrated hardware and software products may experience quality or supply problems;
•	impairment of goodwill or amortizable intangible assets causing a charge to earnings;
•	exposure to increased economic and regulatory uncertainties from operating a global business;
•	geo-political conditions, natural disaster, cyber-attack or other catastrophic events disrupting Microsoft’s business;
•	acquisitions and joint ventures that adversely affect the business;
•	improper disclosure of personal data could result in liability and harm to Microsoft’s reputation;
•	outages and disruptions of online services if Microsoft fails to maintain an adequate operations infrastructure;
•	sales channel disruption such as the bankruptcy of a major distributor; and
•	Microsoft’s ability to implement operating cost structures that align with revenue growth.

For further information regarding risks and uncertainties associated with Microsoft’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Microsoft’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting Microsoft’s Investor Relations department at (800) 285-7772 or at Microsoft’s Investor Relations Web site at http://www.microsoft.com/msft.

All information in this release is as of July 17, 2008. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

For more information, financial analysts and investors only:

Colleen Healy, general manager, Investor Relations, (425) 706-3703

For more information, press only:

Rapid Response Team, Waggener Edstrom Worldwide, (503) 443-7070, rrt@waggeneredstrom.com

Note to editors: If you are interested in viewing additional information on Microsoft, please visit the Microsoft Web page at http://www.microsoft.com/presspass on Microsoft’s corporate information pages. Web links, telephone numbers and titles were correct at time of publication, but may since have changed. Shareholder and financial information, as well as today’s 2:30 p.m. PDT conference call with investors and analysts, is available at http://www.microsoft.com/msft.

Microsoft Corporation

Balance Sheets

(In millions)

	June 30, 2008	June 30, 2007
		(Audited)
Assets
Current assets:
Cash and cash equivalents	$10,339	$6,111
Short-term investments (including securities pledged as collateral of $2,491 and $2,356)	13,323	17,300

Total cash, cash equivalents, and short-term investments	23,662	23,411
Accounts receivable, net of allowance for doubtful accounts of $153 and $117	13,589	11,338
Inventories	985	1,127
Deferred income taxes	2,017	1,899
Other	2,989	2,393

Total current assets	43,242	40,168
Property and equipment, net of accumulated depreciation of $6,302 and $5,016	6,242	4,350
Equity and other investments	6,588	10,117
Goodwill	12,108	4,760
Intangible assets, net	1,973	878
Deferred income taxes	949	1,389
Other long-term assets	1,691	1,509

Total assets	$72,793	$63,171

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$4,034	$3,247
Accrued compensation	2,934	2,325
Income taxes	3,248	1,040
Short-term unearned revenue	13,397	10,779
Securities lending payable	2,614	2,741
Other	3,659	3,622

Total current liabilities	29,886	23,754
Long-term unearned revenue	1,900	1,867
Other long-term liabilities	4,721	6,453
Commitments and contingencies
Stockholders’ equity:
Common stock and paid-in capital - shares authorized 24,000; outstanding 9,151 and 9,380	62,849	60,557
Retained deficit, including accumulated other comprehensive income of $1,140 and $1,654	(26,563)	(29,460)

Total stockholders’ equity	36,286	31,097

Total liabilities and stockholders’ equity	$72,793	$63,171

Microsoft Corporation

Income Statements

(In millions, except per share amount)

	Three Months Ended June 30,		Year Ended June 30,
	2008	2007	2008	2007
				(Audited)
Revenue	$15,837	$13,371	$60,420	$51,122
Operating expenses:
Cost of revenue	2,866	3,237	11,598	10,693
Research and development	2,407	1,948	8,164	7,121
Sales and marketing	3,878	3,329	13,039	11,455
General and administrative	1,002	868	5,127	3,329

Total operating expenses	10,153	9,382	37,928	32,598

Operating income	5,684	3,989	22,492	18,524
Investment income and other	284	295	1,322	1,577

Income before income taxes	5,968	4,284	23,814	20,101
Provision for income taxes	1,671	1,249	6,133	6,036

Net income	$4,297	$3,035	$17,681	$14,065

Earnings per share:
Basic	$0.46	$0.32	$1.90	$1.44

Diluted	$0.46	$0.31	$1.87	$1.42

Weighted average shares outstanding:
Basic	9,264	9,507	9,328	9,742

Diluted	9,380	9,657	9,470	9,886

Cash dividends declared per common share	$0.11	$0.10	$0.44	$0.40

Microsoft Corporation

Cash Flows Statements

(In millions)

	Three Months Ended June 30,		Year Ended June 30,
	2008	2007	2008	2007
				(Audited)
Operations
Net income	$4,297	$3,035	$17,681	$14,065
Depreciation, amortization, and other noncash items	608	381	2,056	1,440
Stock-based compensation expense	413	336	1,479	1,550
Net recognized losses (gains) on investments	(72)	4	(572)	(292)
Excess tax benefits from stock-based payment arrangements	(9)	(22)	(120)	(77)
Deferred income taxes	152	(209)	935	421
Unearned revenue	9,488	7,235	24,532	21,032
Recognition of unearned revenue	(6,243)	(4,946)	(21,944)	(19,382)
Accounts receivable	(3,646)	(2,775)	(1,569)	(1,764)
Other current assets	12	582	153	232
Other long-term assets	(31)	(4)	(98)	(435)
Other current liabilities	(1,273)	(128)	(748)	(552)
Other long-term liabilities	389	913	(173)	1,558

Net cash from operations	4,085	4,402	21,612	17,796
Financing
Common stock issued	245	1,164	3,494	6,782
Common stock repurchased	(4,306)	(7,217)	(12,533)	(27,575)
Common stock cash dividends	(1,020)	(952)	(4,015)	(3,805)
Excess tax benefits from stock-based payment arrangements	9	22	120	77
Other	—	—	—	(23)

Net cash used in financing	(5,072)	(6,983)	(12,934)	(24,544)
Investing
Additions to property and equipment	(1,218)	(820)	(3,182)	(2,264)
Acquisition of companies, net of cash acquired	(2,086)	(648)	(8,053)	(1,150)
Purchases of investments	(5,159)	(7,094)	(20,954)	(36,308)
Maturities of investments	1,335	889	2,597	4,736
Sales of investments	6,487	9,038	25,132	41,451
Securities lending payable	138	(290)	(127)	(376)

Net cash from (used in) investing	(503)	1,075	(4,587)	6,089
Effect of exchange rates on cash and cash equivalents	9	6	137	56

Net change in cash and cash equivalents	(1,481)	(1,500)	4,228	(603)
Cash and cash equivalents, beginning of period	11,820	7,611	6,111	6,714

Cash and cash equivalents, end of period	$10,339	$6,111	$10,339	$6,111

Microsoft Corporation

Segment Revenue and Operating Income (Loss)

(In millions)

	Three Months Ended June 30,		Year Ended June 30,
	2008	2007	2008	2007
Revenue
Client	$4,367	$3,809	$16,865	$14,976
Server and Tools	3,737	3,084	13,170	11,171
Online Services Business	838	677	3,214	2,441
Microsoft Business Division	5,263	4,634	18,932	16,402
Entertainment and Devices Division	1,575	1,153	8,140	6,069
Unallocated and other	57	14	99	63

Consolidated	$15,837	$13,371	$60,420	$51,122

Operating Income (Loss)
Client	$3,228	$2,778	$13,052	$11,467
Server and Tools	1,373	987	4,593	3,643
Online Services Business	(488)	(210)	(1,233)	(617)
Microsoft Business Division	3,341	2,983	12,358	10,777
Entertainment and Devices Division	(188)	(1,223)	426	(1,969)
Corporate-level activity	(1,582)	(1,326)	(6,704)	(4,777)

Consolidated	$5,684	$3,989	$22,492	$18,524

Microsoft Corporation

Financial Highlights

Fourth Quarter and Fiscal Year 2008

(All growth percentages are comparisons to the fourth quarter of fiscal year 2007 or full fiscal year 2007 unless otherwise noted)

This document contains statements that are forward-looking. These statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements in this document. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Summary

	Three Months Ended June 30,		Percentage Change	Twelve Months Ended June 30,		Percentage Change
(In millions, except per share amounts and percentages)	2008	2007		2008	2007
Revenue	$15,837	$13,371	18%	$60,420	$51,122	18%
Operating income	$5,684	$3,989	42%	$22,492	$18,524	21%
Diluted earnings per share	$0.46	$0.31	48%	$1.87	$1.42	32%

Fourth Quarter

Revenue growth was primarily driven by increased Windows Server and SQL Server revenue, increased licensing of the 2007 Microsoft Office system and Windows Vista, and increased Xbox 360 platform sales. Foreign currency exchange rates accounted for a $542 million or four percentage point increase in revenue during the quarter.

Operating income increased primarily reflecting increased revenue and decreased cost of revenue, partially offset by increased headcount-related expenses. Cost of revenue decreased $371 million or 11%, driven by the $1.1 billion charge in the fourth quarter of fiscal year 2007 related to the expansion of our Xbox 360 warranty coverage, partially offset by increased Xbox 360 product costs reflecting growth in unit console sales. Headcount-related expenses increased 15% reflecting an increase in headcount during the year.

Full Fiscal Year

Revenue growth was driven primarily by increased licensing of the 2007 Microsoft Office system, increased Xbox 360 platform sales, increased revenue associated with Windows Server and SQL Server, and increased licensing of Windows Vista. Foreign currency exchange rates accounted for a $1.6 billion or three percentage point increase in revenue during the year.

Operating income increased primarily reflecting increased revenue, partially offset by increased headcount-related expenses, increased costs for legal settlements and legal contingencies, and increased cost of revenue. Headcount-related expenses increased 12%, reflecting an increase in headcount during the year. We incurred $1.8 billion of legal charges during the year primarily related to the European Commission fine of $1.4 billion (€899 million) as compared with $511 million of legal charges during the prior year. Cost of revenue increased $905 million or 8%, reflecting increased data center and equipment costs, online content expenses, and increased costs associated with the growth in our consulting services, partially offset by decreased Xbox 360 costs. The decreased Xbox 360 costs reflect the $1.1 billion charge in the fourth quarter of fiscal year 2007 related to the expansion of our Xbox 360 warranty coverage, partially offset by increased Xbox 360 product costs reflecting growth in unit console sales.

SEGMENT PRODUCT REVENUE/OPERATING INCOME (LOSS)

The revenue and operating income (loss) amounts in this section are presented on a basis consistent with U.S. GAAP and include certain reconciling items attributable to each of the segments. Certain corporate-level activity has been excluded from our segment operating results and is presented separately. Prior period amounts have been recast to conform to the way we internally manage and monitor performance at the segment level during the current period.

Client

	Three Months Ended June 30,		Percentage Change	Twelve Months Ended June 30,		Percentage Change
(In millions, except percentages)	2008	2007		2008	2007
Revenue	$4,367	$3,809	15%	$16,865	$14,976	13%
Operating income	$3,228	$2,778	16%	$13,052	$11,467	14%

Client offerings consist of premium edition and standard Windows operating systems. Premium offerings are those that include additional functionality and are sold at a price above our standard versions. Premium offerings include Windows Vista Business, Windows Vista Home Premium, Windows Vista Ultimate, Windows Vista Enterprise, Windows XP Professional, Windows XP Media Center Edition, and Windows XP Tablet PC Edition. Standard Windows operating systems include Windows Vista Home Basic and Windows XP Home. Client revenue growth generally correlates with the growth of purchases of PCs from OEMs that pre-install versions of Windows operating systems because the OEM channel accounts for over 80% of total Client revenue. The differences between unit growth rates and revenue growth rates from year to year are affected by changes in the mix of OEM Windows operating systems licensed with premium edition operating systems as a percentage of total OEM Windows operating systems licensed (“OEM premium mix”), changes in the geographical mix, and changes in the channel mix of products sold by large, multi-national OEMs versus those sold by local and regional system builders.

Fourth Quarter

Client revenue increased reflecting growth in licensing of Windows Vista. OEM revenue increased $420 million or 13%, driven by 22% growth in OEM license units. Revenue from commercial and retail licensing of Windows operating systems increased $138 million or 22%, primarily from Enterprise Agreements and anti-piracy efforts in emerging markets. OEM premium mix was 72% for the three months ended June 30, 2008 and 2007, reflecting strong demand for Windows Vista Home Premium. Based on our estimates, total worldwide PC shipments from all sources grew approximately 12% to 14%, driven by demand in both emerging and mature markets.

Client operating income increased reflecting increased revenue and decreased cost of revenue, partially offset by increased sales and marketing expenses and research and development expenses. Cost of revenue decreased $48 million or 16%, reflecting lower support services and product costs related to licensing of Windows Vista. Sales and marketing expenses increased $103 million or 22% and research and development expenses increased $46 million or 19%, primarily reflecting a 14% increase in headcount-related expenses and increased investments in consumer marketing campaigns.

Full Fiscal Year

Client revenue increased reflecting growth in licensing of Windows Vista. OEM revenue increased $1.7 billion or 13%, driven by 16% growth in OEM license units. Revenue from commercial and retail licensing of Windows operating systems increased $209 million or 8%, primarily from Enterprise Agreements and anti-piracy efforts in emerging markets. During the year, the OEM premium mix increased seven percentage points to 74%, reflecting strong demand for Windows Vista Home Premium.

Based on our estimates, total worldwide PC shipments from all sources grew approximately 12% to 14%, driven by demand in both emerging and mature markets.

Client operating income increased reflecting increased revenue, partially offset by increased sales and marketing expenses and cost of revenue. Sales and marketing expenses increased $149 million or 10%, primarily reflecting increased expenses associated with our corporate sales force. Cost of revenue increased $115 million or 13%, primarily driven by Windows Vista product costs.

Server and Tools

	Three Months Ended June 30,		Percentage Change	Twelve Months Ended June 30,		Percentage Change
(In millions, except percentages)	2008	2007		2008	2007
Revenue	$3,737	$3,084	21%	$13,170	$11,171	18%
Operating income	$1,373	$987	39%	$4,593	$3,643	26%

Server and Tools offerings consist of server software licenses and client access licenses (“CAL”) for Windows Server, Microsoft SQL Server, and other server products. We also offer developer tools, training, certification, Microsoft Press, Premier and Professional product support services, and Microsoft Consulting Services. Server and Tools concentrates on licensing products, applications, tools, content, and services that make information technology professionals and developers more productive and efficient. Server products can be run on site, in a hosting environment, or in a web-based environment. We use multiple channels for licensing, including pre-installed OEM versions, licenses through partners, and licenses directly to end customers. We sell licenses both as one-time licenses and as multi-year volume licenses.

Fourth Quarter

Server and Tools revenue increased reflecting growth in product and services revenue and included a favorable impact from foreign currency exchange rates of $167 million or five percentage points. Server and server application revenue (including CAL revenue) and developer tools revenue increased $474 million or 19%, primarily driven by growth in volume licensing of Windows Server and SQL Server products, reflecting broad adoption of the Windows Platform and applications. Consulting and Premier and Professional product support services revenue increased $179 million or 30%, primarily due to higher demand for consulting and support services in corporate enterprises.

Server and Tools operating income increased primarily due to growth in high-margin product revenue, partially offset by increased cost of revenue, sales and marketing expenses, and research and development expenses. Cost of revenue increased $133 million or 23%, reflecting the growth in Consulting and Premier and Professional product support services. Sales and marketing expenses increased $78 million or 8%, due to higher expenses associated with our corporate sales force. Research and development expenses increased $46 million or 10%, primarily reflecting increased headcount-related expenses. Headcount-related expenses increased 12%, driven by an increase in headcount during the year.

Full Fiscal Year

Server and Tools revenue increased reflecting growth in product and services revenue and included a favorable impact from foreign currency exchange rates of $464 million or four percentage points. Server and server application revenue (including CAL revenue) and developer tools revenue increased $1.4 billion or 15%, primarily driven by growth in volume licensing of Windows Server and SQL Server products. This growth reflects broad adoption of the Windows Platform and applications with the releases of Windows Server 2008 and Visual Studio 2008 during the fiscal year. Consulting and Premier and Professional product support services revenue increased $593 million or 29%, primarily due to higher demand for consulting and support services in corporate enterprises.

Server and Tools operating income increased primarily due to growth in high-margin product revenue, partially offset by increased sales and marketing expenses, cost of revenue, and research and development expenses. Sales and marketing expenses increased $475 million or 14%, due to higher expenses associated with our corporate sales force. Cost of revenue increased $394 million or 18%, reflecting the growth in Consulting and Premier and Professional product support services. Research and development expenses increased $183 million or 11%, primarily driven by increased headcount-related expenses. Headcount-related expenses increased 8%, driven by an increase in headcount during the year.

Online Services Business

	Three Months Ended June 30,		Percentage Change	Twelve Months Ended June 30,		Percentage Change
(In millions, except percentages)	2008	2007		2008	2007
Revenue	$838	$677	24%	$3,214	$2,441	32%
Operating loss	$(488)	$(210)	(132)%	$(1,233)	$(617)	(100)%

Online Services Business (“OSB”) consists of an on-line advertising platform with offerings for both publishers and advertisers, personal communications services such as e-mail and instant messaging, online information offerings such as Live Search, and the MSN portals and channels around the world. We earn revenue primarily from online advertising, including search, home page, and email and messaging services. Revenue is also generated through subscriptions and transactions generated from online paid services, from advertiser and publisher tools, digital marketing and advertising agency services, and from MSN narrowband Internet access subscribers. We continue to launch new online offerings and expect to do so in the future. During fiscal year 2008, we launched new releases of Windows Live Search, the Windows Live suite of applications and services, and updated our MSN Video Service. In addition, we launched a new release of adCenter and expanded our advertising platform portfolio.

During the first quarter of fiscal year 2008, we completed our acquisition of aQuantive, Inc. (“aQuantive”), a digital marketing business which we expect will play a key role in the development of our advertising business. aQuantive earns revenue from online advertising and from digital marketing and advertising agency services. We believe the acquisition will help us build and support next-generation advertiser and publisher solutions in environments such as cross-media planning, video-on-demand, and Internet protocol television. aQuantive was consolidated into our results of operations starting August 10, 2007, the acquisition date.

Fourth Quarter

OSB revenue increased driven by increased online advertising revenue and the inclusion of aQuantive revenue, partially offset by decreased access revenue. Online advertising revenue increased $93 million or 18%, to $618 million. This increase reflects growth in our existing online advertising business and includes aQuantive online advertising revenue of $33 million. Agency revenue, which is solely derived from aQuantive, was $94 million during the quarter. Access revenue decreased $18 million or 23%, to $59 million, reflecting the migration of subscribers to broadband or other competitively-priced service providers. As of June 30, 2008, we estimate we had approximately 460 million Windows Live IDs compared with 382 million as of the same period last year.

OSB operating loss increased driven by increased cost of revenue and other operating expenses, partially offset by increased revenue. Cost of revenue increased $251 million or 76%, primarily driven by increased data center and equipment costs, online content expenses, and aQuantive-related expenses. Research and development expenses increased $74 million or 28%, sales and marketing expenses increased $69 million or 26%, and general and administrative expenses increased $46 million or 192%, primarily reflecting a 39% increase in headcount-related expenses. The growth in sales and marketing expenses also reflected an increase of $26 million of amortization of customer-related intangible assets while the growth in general and administrative expenses also reflected increased merger and acquisition-related costs.

Full Fiscal Year

OSB revenue increased driven by increased online advertising revenue and the inclusion of aQuantive revenue, partially offset by decreased access revenue. Online advertising revenue increased $553 million or 31%, to $2.3 billion. This increase reflects growth in our existing online advertising business and includes aQuantive online advertising revenue of $161 million. Agency revenue, which is solely derived from aQuantive, was $345 million during the year. Access revenue decreased $98 million or 28%, to $256 million, reflecting migration of subscribers to broadband or other competitively-priced service providers.

OSB operating loss increased driven by increased cost of revenue and other operating expenses, partially offset by increased revenue. Cost of revenue increased $796 million or 71%, primarily driven by increased data center and equipment costs, online content expenses, and aQuantive-related expenses. Sales and marketing expenses increased $300 million or 35%, primarily due to increased amortization of customer-related intangible assets of $94 million, increased headcount-related expenses, and increased marketing costs. Research and development expenses increased $177 million or 18% and general and administrative expenses increased $117 million or 175%, primarily reflecting increased headcount-related expenses and merger and acquisition-related expenses. Headcount-related expenses increased 24%, driven by an increase in headcount during the year.

Microsoft Business Division

	Three Months Ended June 30,		Percentage Change	Twelve Months Ended June 30,		Percentage Change
(In millions, except percentages)	2008	2007		2008	2007
Revenue	$5,263	$4,634	14%	$18,932	$16,402	15%
Operating income	$3,341	$2,983	12%	$12,358	$10,777	15%

Microsoft Business Division (“MBD”) offerings consist of the Microsoft Office system and Microsoft Dynamics business solutions. Microsoft Office system products are designed to increase personal, team, and organization productivity through a range of programs, services, and software solutions. Growth of revenue from the Microsoft Office system offerings, which generate over 90% of MBD revenue, depends on our ability to add value to the core Office product set and to continue to expand our product offerings in other information worker areas such as enterprise content management, collaboration, unified communications, and business intelligence. Microsoft Dynamics products provide business solutions for financial management, customer relationship management, supply chain management, and analytics applications for small and mid-size businesses, large organizations, and divisions of global enterprises. We evaluate our results based upon the nature of the end user in two primary parts: business revenue, which includes Microsoft Office system revenue generated through volume licensing agreements and Microsoft Dynamics revenue, and consumer revenue, which includes revenue from retail packaged product sales and OEM revenue. In April 2008, we completed our acquisition of Fast Search & Transfer ASA (“FAST”), an enterprise search company. We believe the acquisition will broaden our enterprise search technology product offerings to businesses and will enable innovations in related areas such as our portal and content management.

Fourth Quarter

MBD revenue increased reflecting growth in licensing of the 2007 Microsoft Office system and included a favorable impact from foreign currency exchange rates of $266 million or six percentage points. Business revenue increased $696 million or 19% as a result of growth in volume licensing agreement revenue and strong transactional license sales to businesses. The increase in business revenue also included a 22% increase in Microsoft Dynamics customer billings. Consumer revenue decreased $66 million or 7%, reflecting the consumer launch of the 2007 Microsoft Office system in the prior fiscal year.

MBD operating income increased reflecting growth in revenue, partially offset by increased research and development expenses, cost of revenue, and sales and marketing expenses. Research and development expenses increased $97 million or 28%, primarily reflecting increased headcount-related expenses and a $35 million in-process research and development expense related to FAST. Cost of revenue increased $87 million or 38%, primarily driven by an increase in online services infrastructure costs and FAST-related expenses. Sales and marketing expenses increased $76 million or 7%, reflecting increased expenses associated with our corporate sales force. Headcount-related costs increased 14%, driven by an increase in headcount during the year.

Full Fiscal Year

MBD revenue increased reflecting growth in licensing of the 2007 Microsoft Office system and included a favorable impact from foreign currency exchange rates of $724 million or four percentage points. Business revenue increased $2.6 billion or 21%, primarily as a result of growth in volume licensing agreement revenue and strong transactional license sales to businesses. The increase in business revenue also included a 21% increase in Microsoft Dynamics customer billings. Consumer revenue decreased $80 million or 2%, reflecting the consumer launch of the 2007 Microsoft Office system in the prior fiscal year.

MBD operating income increased reflecting growth in revenue, partially offset by increased sales and marketing expenses, research and development expenses, and cost of revenue. Sales and marketing expenses increased $462 million or 13%, reflecting increased expenses associated with our corporate sales force. Research and development expenses increased $228 million or 18%, primarily driven by an increase in headcount-related expenses and a $35 million in-process research and development expense related to FAST. Cost of revenue increased $225 million or 29%, primarily driven by an increase in online services infrastructure costs and product costs related to retail packaged product sales. Headcount-related costs increased 10%, driven by an increase in headcount during the year.

Entertainment and Devices Division

	Three Months Ended June 30,		Percentage Change	Twelve Months Ended June 30,		Percentage Change
(In millions, except percentages)	2008	2007		2008	2007
Revenue	$1,575	$1,153	37%	$8,140	$6,069	34%
Operating income (loss)	$(188)	$(1,223)	85%	$426	$(1,969)	*
*	Not meaningful

Entertainment and Devices Division (“EDD”) products include the Xbox 360 platform (which includes the Microsoft Xbox video game console system, Xbox 360 video games, Xbox Live, and Xbox 360 accessories), the Zune digital music and entertainment platform, PC software games, online games and services, Mediaroom (our Internet protocol television software), the Surface computing platform, mobile and embedded device platforms, and other devices. EDD leads the development efforts for our line of consumer software and hardware products including application software for Macintosh computers and Microsoft PC hardware products, and is responsible for all retail sales and marketing for Microsoft Office and the Windows operating systems. In April 2008, we acquired Danger, Inc. (“Danger”) a software-as-a-service company that provides mobile operators with an integrated end-to-end solution to deliver mobile data and Internet services to their subscribers.

Fourth Quarter

EDD revenue increased primarily due to increased Xbox 360 platform sales. Xbox 360 platform and PC games revenue increased $234 million or 35%, primarily as a result of increased Xbox 360 console sales, Xbox 360 video game sales, and Xbox Live revenue. We shipped 1.3 million Xbox 360 consoles during the fourth quarter of fiscal year 2008, compared with 0.7 million Xbox 360 consoles in the fourth quarter of fiscal year 2007.

EDD operating loss decreased primarily due to decreased cost of revenue and increased revenue, partially offset by increased research and development expenses and sales and marketing expenses. Cost of revenue decreased $826 million or 49%, reflecting the $1.1 billion charge in the fourth quarter of fiscal year 2007 related to the expansion of our Xbox 360 warranty coverage, partially offset by increased Xbox 360 product costs related to increased unit console sales. Research and development expenses increased $141 million or 38%, primarily reflecting increased headcount-related expenses, increased product development costs, and costs relating to Danger, including a $24 million in-process research and development expense. Sales and marketing expense increased $63 million or 22%, reflecting an increase in marketing and advertising campaigns and an increase in headcount-related expenses associated with product marketing and the retail account sales force. Headcount-related costs increased 24%, driven by an increase in headcount during the year.

Full Fiscal Year

EDD revenue increased primarily due to increased Xbox 360 platform sales. Xbox 360 platform and PC game revenue increased $1.7 billion or 41% as a result of increased Xbox 360 console sales, video game sales led by Halo 3, Xbox Live revenue, and Xbox 360 accessory sales. We shipped 8.7 million Xbox 360 consoles during fiscal year 2008, compared with 6.6 million consoles during fiscal year 2007.

EDD operating income increased primarily due to increased revenue and decreased cost of revenue, partially offset by increased research and development expenses and sales and marketing expenses. Cost of revenue decreased $683 million or 13%, reflecting the $1.1 billion Xbox 360 warranty charge in fiscal year 2007 described above, partially offset by increased Xbox 360 product costs related to increased unit console sales. Research and development expenses increased $242 million or 18%, primarily reflecting increased headcount-related expenses and costs relating to Danger, including a $24 million in-process research and development expense. Sales and marketing expenses increased $93 million or 8%, primarily reflecting increased headcount-related expenses and increased bad debt expense. Headcount-related costs increased 21%, driven by an increase in headcount during the year.

Corporate-Level Activity

	Three Months Ended June 30,		Percentage Change	Twelve Months Ended June 30,		Percentage Change
(In millions, except percentages)	2008	2007		2008	2007
Corporate-level activity	$(1,582)	$(1,326)	(19)%	$(6,704)	$(4,777)	(40)%

Certain corporate-level activity including expenses related to corporate operations associated with broad-based sales and marketing, product support services, human resources, legal, finance, information technology, corporate development and procurement activities, research and development and other costs, and legal settlements and contingencies, is not allocated to our segments. Corporate-level expenses increased during the three months ended June 30, 2008, reflecting a 10% increase in headcount-related expenses, increased corporate marketing and advertising campaigns, and increased consulting and professional fees. Corporate-level expenses increased during the twelve months ended June 30, 2008, reflecting increased costs for legal settlements and legal contingencies and a 12% increase in headcount-related expenses. We incurred $1.8 billion of legal charges during the year primarily related to the European Commission fine of $1.4 billion (€899 million) as compared with $511 million of legal charges during the prior year. The increase in headcount-related expenses reflects an increase in headcount during the year.

Operating Expenses

Cost of Revenue

	Three Months Ended June 30,		Percentage Change	Twelve Months Ended June 30,		Percentage Change
(In millions, except percentages)	2008	2007		2008	2007
Cost of revenue	$2,866	$3,237	(11)%	$11,598	$10,693	8%
As a percent of revenue	18%	24%	(6) ppt	19%	21%	(2) ppt

Cost of revenue includes manufacturing and distribution costs for products sold and programs licensed, operating costs related to product support service centers and product distribution centers, costs incurred to support and maintain Internet-based products and services, warranty costs, inventory valuation adjustments, and costs associated with the delivery of consulting services. Cost of revenue decreased during the three months ended June 30, 2008, primarily driven by the $1.1 billion charge in the fourth quarter of fiscal year 2007 related to the expansion of our Xbox 360 warranty coverage, partially offset by increased Xbox 360 product costs, reflecting growth in unit console sales. Cost of revenue increased during the twelve months ended June 30, 2008, reflecting increased data center and equipment costs, online content expenses, and increased costs associated with the growth in our consulting services, partially offset by decreased Xbox 360 costs as discussed above.

Research and Development

	Three Months Ended June 30,		Percentage Change	Twelve Months Ended June 30,		Percentage Change
(In millions, except percentages)	2008	2007		2008	2007
Research and development	$2,407	$1,948	24%	$8,164	$7,121	15%
As a percent of revenue	15%	15%	- ppt	14%	14%	- ppt

Research and development expenses include payroll, employee benefits, stock-based compensation expense, and other headcount-related costs associated with product development. Research and development expenses also include third-party development and programming costs, localization costs incurred to translate software for international markets, the amortization of purchased software code and services content, and in-process research and development. Research and development expenses increased during the three and twelve months ended June 30, 2008, reflecting increased headcount-related expenses, increased product development costs, and in-process research and development expenses related to acquisitions during the year. Headcount-related expenses increased 18% during the three months and 12% during the twelve months ended June 30, 2008, reflecting an increase in headcount during the year.

Sales and Marketing

	Three Months Ended June 30,		Percentage Change	Twelve Months Ended June 30,		Percentage Change
(In millions, except percentages)	2008	2007		2008	2007
Sales and marketing	$3,878	$3,329	16%	$13,039	$11,455	14%
As a percent of revenue	24%	25%	(1) ppt	22%	22%	- ppt

Sales and marketing expenses include payroll, employee benefits, stock-based compensation expense, and other headcount-related costs associated with sales and marketing personnel and advertising, promotions, trade shows, seminars, and other programs. Sales and marketing expenses increased during the three and twelve months ended June 30, 2008, reflecting increased headcount-related expenses and increased corporate marketing and advertising campaigns. Headcount-related expenses increased 17% during the three months and 14% during the twelve months ended June 30, 2008, reflecting an increase in headcount during the year.

General and Administrative

	Three Months Ended June 30,		Percentage Change	Twelve Months Ended June 30,		Percentage Change
(In millions, except percentages)	2008	2007		2008	2007
General and administrative	$1,002	$868	15%	$5,127	$3,329	54%
As a percent of revenue	6%	6%	- ppt	8%	7%	1 ppt

General and administrative costs include payroll, employee benefits, stock-based compensation expense and other headcount-related costs associated with finance, legal, facilities, certain human resources, other administrative headcount, and legal and other administrative fees. General and administrative expenses increased during the three months ended June 30, 2008, primarily reflecting increased consulting and professional fees and increased headcount-related expenses. General and administrative expenses increased during the twelve months ended June 30, 2008, reflecting increased costs for legal settlements and legal contingencies, increased consulting and professional fees, and increased headcount-related expenses. We incurred $1.8 billion of legal charges during the twelve months ended June 30, 2008, primarily related to the European Commission fine of $1.4 billion (€899 million) as compared with $511 million of legal charges during the twelve months ended June 30, 2007. Headcount-related expenses increased 4% during the three months and 7% during the twelve months ended June 30, 2008, reflecting an increase in headcount during the year.

Investment Income and Income Taxes

Investment Income

The components of investment income and other were as follows:

	Three Months Ended June 30,		Percentage Change	Twelve Months Ended June 30,		Percentage Change
(In millions, except percentages)	2008	2007		2008	2007
Dividends and interest	$217	$301	(28)%	$888	$1,319	(33)%
Net recognized gains on investments	121	145	(17)%	346	650	(47)%
Net gains (losses) on derivatives	(49)	(149)	67%	226	(358)	*
Other	(5)	(2)	*	(138)	(34)	*

Investment income and other	$284	$295	(4)%	$1,322	$1,577	(16)%

*	Not meaningful

Fourth Quarter

Dividends and interest income decreased reflecting lower interest rates on our fixed-income investments and a reduction in the average balance of interest-bearing investments. Net recognized gains on investments, which included other-than-temporary impairments of $64 million during the fourth quarter of fiscal year 2008 as compared with $7 million during the fourth quarter of fiscal year 2007, decreased primarily due to declines in equity values as a result of the recent stock market decline. Net losses on derivatives decreased primarily due to lower net losses in time value on foreign currency contracts used to hedge anticipated foreign currency revenues and higher net gains on commodity derivatives.

Full Fiscal Year

Dividends and interest income decreased reflecting lower interest rates on our fixed-income investments and a reduction in the average balance of interest-bearing investments. Net recognized gains on investments, which included other-than-temporary impairments of $312 million during fiscal year 2008 and $25 million during fiscal year 2007, decreased primarily due to declines in equity values as a result of the recent stock market decline. Net gains on derivatives increased primarily due to higher net gains on equity, commodity, and interest rate derivatives. Other of $138 million includes the correction of several immaterial items from prior periods.

We lend certain fixed-income and equity securities to increase investment returns. The loaned securities continue to be carried as investments on our balance sheet. Collateral and/or security interest is determined based upon the underlying security and the creditworthiness of the borrower. Cash collateral is recorded as an asset with a corresponding liability.

Income Taxes

The effective tax rate was 28% and 29% for the three months ended June 30, 2008 and 2007, respectively. The decreased rate reflects a higher mix of earnings in low rate tax jurisdictions. The effective tax rate was 26% and 30% for the twelve months ended June 30, 2008 and 2007, respectively. The decreased rate resulted from resolution of tax positions related to our agreement with the Internal Revenue Service (“IRS”) for the 2000-2003 examination. This decline was partially offset by the tax effect of the European Commission fine of $1.4 billion (€899 million), which was not tax deductible. As a result of our agreement related to the 2000-2003 examination, we expect to pay the IRS approximately $3.1 billion during fiscal year 2009 in addition to amounts we otherwise would pay.

Financial Condition

Cash, cash equivalents, and short-term investments totaled $23.7 billion and $23.4 billion as of June 30, 2008 and 2007, respectively. Equity and other investments were $6.6 billion and $10.1 billion as of June 30, 2008 and 2007, respectively. Our investments consist primarily of fixed-income securities, diversified among industries and individual issuers. Our investments are generally liquid and investment grade. The portfolio is invested predominately in U.S.-dollar-denominated securities, but also includes foreign-denominated securities in order to diversify financial risk. As a result of the special dividend paid in the second quarter of fiscal year 2005 and shares repurchased, our retained deficit, including accumulated other comprehensive income, was $26.6 billion at June 30, 2008. Our retained deficit is not expected to impact our future ability to operate or pay dividends given our continuing profitability and strong cash and financial position.

In general, and where applicable, we use quoted prices in active markets for identical assets or liabilities to price positions. This pricing methodology applies to exchange-traded mutual funds, domestic and international equities, U.S. treasuries, and agency securities. If quoted prices in active markets for identical assets or liabilities to price positions are not available, then we use inputs other than the quoted prices that are observable either directly or indirectly, predominately based on prices received from third-party vendors. Assets and liabilities measured using unobservable inputs are an immaterial portion of our portfolio.

While we own certain mortgage and asset-backed fixed-income securities, our portfolio as of June 30, 2008, does not contain direct exposure to subprime mortgages or structured vehicles that derive their value from sub-prime collateral. The majority of the mortgage-backed securities are collateralized by prime residential mortgages and carry a 100% principal and interest guarantee, primarily from Federal National Mortgage Association, Federal Home Loan Mortgage Corporation, and Government National Mortgage Association. The remainder of the mortgage position is collateralized by high quality international prime residential mortgage loans.

Unearned Revenue

Unearned revenue from volume licensing programs represents customer billings, paid either upfront or annually at the beginning of each billing coverage period, that are accounted for as subscriptions with revenue recognized ratably over the billing coverage period. For certain other licensing arrangements, revenue attributable to undelivered elements, including free post-delivery telephone support and the right to receive unspecified upgrades/enhancements of Microsoft Internet Explorer on a when-and-if-available basis for Windows XP and prior versions, is based on the sales price of those elements when sold separately and is recognized ratably on a straight-line basis over the life cycle of the related product. Other unearned revenue includes services, Microsoft Dynamics business solution products, Xbox Live subscriptions, advertising, and Mediaroom for which we have been paid upfront and earn the revenue when we provide the service or software, or otherwise meet the revenue recognition criteria.

The components of unearned revenue were as follows:

	June 30, 2008	March 31, 2008	June 30, 2007
(In millions)
Volume licensing programs	$12,232	$9,080	$9,334
Undelivered elements	1,396	1,516	1,839
Other	1,669	1,543	1,473

Unearned revenue	$15,297	$12,139	$12,646

Unearned revenue by segment was as follows:

	June 30, 2008	March 31, 2008	June 30, 2007
(In millions)
Client	$2,738	$2,524	$2,875
Server and Tools	5,007	3,890	3,652
Microsoft Business Division	7,101	5,253	5,771
Other	451	472	348

Unearned revenue	$15,297	$12,139	$12,646

The following table outlines the expected recognition of unearned revenue as of June 30, 2008:

(In millions)	Recognition of Unearned Revenue
Three months ended:
September 30, 2008	$5,120
December 31, 2008	4,033
March 31, 2009	2,775
June 30, 2009	1,469
Thereafter	1,900

Unearned revenue	$15,297

Cash Flows

Fourth Quarter

Cash flow from operations decreased $317 million, primarily due to the $1.4 billion (€899 million) payment of the European Commission fine, partially offset by an increase in cash received from customers driven by 18% revenue growth. Cash used for financing decreased $1.9 billion, primarily due to a $2.9 billion decrease in common stock repurchases, partially offset by a $919 million decrease in cash proceeds from the issuance of common stock. Cash used for investing was $503 million in the three months ended June 30, 2008 as compared with cash provided of $1.1 billion in the three months ended June 30, 2007. This decrease was primarily driven by a $1.4 billion increase in cash paid for acquisition of companies and a $398 million increase in purchases of property and equipment.

Full Fiscal Year

Cash flow from operations increased $3.8 billion due to an increase in cash received from customers driven by 18% revenue growth, partially offset by the $1.4 billion (€899 million) payment of the European Commission fine. Cash used for financing decreased $11.6 billion, primarily due to a $15.0 billion decrease in common stock repurchases, partially offset by a $3.3 billion decrease in cash proceeds from the issuance of common stock. Cash used for investing was $4.6 billion for the twelve months ended June 30, 2008 as compared with cash provided of $6.1 billion for the twelve months ended June 30, 2007. This decrease was primarily due to a $6.9 billion increase in cash paid for acquisition of companies, reflecting the purchase of aQuantive in the first quarter of fiscal year 2008, a $918 million increase in purchases of property and equipment, and a $3.1 billion decrease in cash from combined investment purchases, sales, and maturities.